Exhibit 99.1

	PRESS RELEASE	Contact:	Frank J. Bilban
972-562-9473	October 30, 2018		Vice President & CFO

ENCORE WIRE REPORTS THIRD QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2018.
Net sales for the third quarter ended September 30, 2018 were $340.7 million compared to $292.0 million during the third quarter of 2017. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 16.1% in the third quarter of 2018 versus the third quarter of 2017, driving the $48.7 million increase in net sales dollars. The average selling price of wire per copper pound sold increased 0.9% in the third quarter of 2018 versus the third quarter of 2017. Net income for the third quarter of 2018 was $23.7 million versus $14.0 million in the third quarter of 2017. Fully diluted net earnings per common share increased 68.7% to $1.13 in the third quarter of 2018 from $0.67 in the third quarter of 2017.
Net sales for the nine months ended September 30, 2018 were $969.0 million compared to $863.0 million during the same period in 2017. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 2.6% in the nine months ended September 30, 2018 versus the nine months ended September 30, 2017. The average selling price of wire per copper pound sold increased 10.9% in the nine months ended September 30, 2018 versus the nine months ended September 30, 2017, driving the 12.3% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 10.9% in the nine months ended September 30, 2018 versus the same period in 2017. Net income for the nine months ended September 30, 2018 increased 37.9% to $53.1 million from $38.5 million in the same period in 2017. Fully diluted net earnings per common share were $2.54 in the nine months ended September 30, 2018 versus $1.85 in the same period in 2017.
On a sequential quarter comparison, net sales for the third quarter of 2018 were $340.7 million versus $336.8 million during the second quarter of 2018. Sales dollars increased due to a 5.5% unit volume increase of copper building wire sold, offset by a 4.6% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices decreased primarily due to a decrease of 9.6% in the price of copper purchased. Net income for the third quarter of 2018 was $23.7 million versus $18.1 million in the second quarter of 2018. Fully diluted net income per common share was $1.13 in the third quarter of 2018 versus $0.86 in the second quarter of 2018.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are very pleased with our highly improved results in the third quarter and on a year to date comparison. There are some key items to note. Net sales dollars increased significantly, in both the quarterly and nine month comparisons of 2018 to 2017. The increased top line was driven primarily by higher unit volumes. Unit volumes increased 16.1% in the third quarter of 2018 versus the third quarter of 2017. Margins increased in both the quarterly and nine month comparisons of 2018 versus 2017. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 7.3% in the third quarter of 2018 versus the third quarter of 2017, and increased 10.7% on the nine month comparison while increasing 6.2% on a sequential quarter comparison. The copper spread expanded 7.3% as the average price of copper purchased decreased 2.3% in the third quarter of 2018 versus the third quarter of 2017, while the average selling price of wire sold increased 0.9%. These improved copper spreads drove our earnings per share to the third best core operating quarterly results in the history of our Company. In aluminum wire, which represented 7.7% of our net sales in the third quarter of 2018, we continued to experience pressure on margins due to import competition from China. As announced previously, we have taken action to enforce our rights under the U.S. trade remedy laws. The results of that action are pending.
The U.S. economy appears strong, as is construction activity. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $134.5 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the third quarter results on Wednesday, October 31, 2018, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 888-517-2464, and the passcode is 8588249#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 8588249#, until November 30, 2018. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release, other than the historical financial information, including statements about the copper and aluminum pricing environment, the existence of unfair import competition, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2017 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2018	2017	2018	2017
Net Income	$23,678	$13,964	$53,120	$38,529
Income Tax Expense	7,209	6,129	16,109	18,621
Interest Expense	61	60	205	177
Depreciation and Amortization	4,108	3,965	12,321	11,613
EBITDA	$35,056	$24,118	$81,755	$68,940

Encore Wire Corporation
Consolidated Balance Sheets
(In Thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets
Cash	$134,497	$123,362
Receivables, net	270,591	228,885
Inventories	96,006	92,365
Prepaid Expenses and Other	2,242	2,372
Total Current Assets	503,336	446,984
Property, Plant and Equipment, net	295,542	286,798
Other Assets	165	193
Total Assets	$799,043	$733,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$46,674	$36,330
Accrued Liabilities and Other	34,953	35,301
Total Current Liabilities	81,627	71,631
Long-Term Liabilities
Deferred Income Taxes	22,515	20,999
Total Long-Term Liabilities	22,515	20,999
Total Liabilities	104,142	92,630
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	59,880	58,192
Treasury Stock	(91,056)	(91,056)
Retained Earnings	725,808	673,940
Total Stockholders’ Equity	694,901	641,345
Total Liabilities and Stockholders’ Equity	$799,043	$733,975

Encore Wire Corporation
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	(Unaudited)

Net Sales	$340,732	100.0%	$292,030	100.0%	$968,956	100.0%	$862,956	100.0%
Cost of Goods Sold	286,227	84.0%	252,943	86.6%	832,460	85.9%	748,792	86.8%
Gross Profit	54,505	16.0%	39,087	13.4%	136,496	14.1%	114,164	13.2%

Selling, General and Administrative Expenses	24,214	7.1%	19,142	6.6%	68,599	7.1%	57,198	6.6%
Operating Income	30,291	8.9%	19,945	6.8%	67,897	7.0%	56,966	6.6%

Net Interest & Other Income	596	0.2%	148	0.1%	1,332	0.1%	184	—%
Income before Income Taxes	30,887	9.1%	20,093	6.9%	69,229	7.1%	57,150	6.6%

Provision for Income Taxes	7,209	2.1%	6,129	2.1%	16,109	1.7%	18,621	2.2%
Net Income	$23,678	6.9%	$13,964	4.8%	$53,120	5.5%	$38,529	4.5%

Basic Earnings Per Share	$1.14		$0.67		$2.55		$1.86
Diluted Earnings Per Share	$1.13		$0.67		$2.54		$1.85
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,853		20,758		20,839		20,749
Diluted	20,919		20,837		20,910		20,835
Cash Dividends Declared per Share	$0.02		$0.02		$0.06		$0.06

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